UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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CERECOR INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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540 Gaither Road, Suite 400
Rockville, Maryland 20850
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 15, 2021
Dear Stockholder of Cerecor Inc.:
You are cordially invited to attend the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Cerecor Inc., a Delaware corporation (the “Company”), which will be held on Tuesday, June 15, 2021, at 9:30 a.m. Eastern Time. Due to the public health impact of the COVID-19 pandemic and to support the health and well-being of our stockholders, directors, employees and our community, the Annual Meeting will be a virtual stockholder meeting via live audio webcast, with no physical in-person meeting. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/CERC2021. You will also be able to vote your shares electronically at the Annual Meeting.
At the Annual Meeting, stockholders will vote:
1.To elect the eight directors nominated by our board of directors (the “Board”) and named herein to hold office for a one-year term until the 2022 Annual Meeting of stockholders;
2.To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021; and
3.To conduct any other business properly brought before the Annual Meeting.
This Notice and the Proxy Statement will serve as your guide to the business to be conducted at the meeting and provide detail on the virtual meeting format.
The record date for the Annual Meeting is April 22, 2021. Only stockholders of record at the close of business on that date are entitled to receive notice of and vote at the Annual Meeting or any adjournment or postponement thereof.
Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope that you will vote as soon as possible. Please review the instructions on each of your voting options described in the Important Notice Regarding Availability of Proxy Materials. Additional instructions on how to vote can be found on pages 1 through 5 of the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholders’ Meeting to Be Held on June 15, 2021 at 9:30 a.m. Eastern Time.

The 2021 Notice of Annual Meeting of Stockholders, Proxy Statement and 2020 Annual Report to Stockholders are available at www.proxyvote.com.

By Order of the Board of Directors,
/s/ Michael F. Cola
Michael F. Cola
Chief Executive Officer

Rockville, Maryland
April 27, 2021

You are cordially invited to attend the virtual Annual Meeting. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the proxy mailed to you, or vote by Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote over the Internet during the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the Annual Meeting.

CERECOR INC.
540 Gather Road, Suite 400
Rockville, Maryland 20850
PROXY STATEMENT
FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS
June 15, 2021
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the board of directors (the “Board”) of Cerecor Inc. (sometimes referred to as the “Company” or “Cerecor”) is soliciting your proxy to vote at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 27, 2021 to all stockholders of record entitled to vote at the Annual Meeting.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Tuesday, June 15, 2021 at 9:30 a.m. Eastern Time. Due to the public health impact of the COVID-19 pandemic and to support the health and well-being of our stockholders, directors, employees and our community, the 2021 Annual Meeting of Stockholders will be a virtual stockholder meeting via live audio webcast, with no physical in-person meeting. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/CERC2021 on June 15, 2021, using the 16-digit control number included on the proxy card mailed to you. We recommend that you log in a few minutes before the Annual Meeting begins to ensure you are logged in when the meeting starts. Online check-in will begin at 9:15 a.m. Eastern Time. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 22, 2021 (the “record date”) will be entitled to vote at the Annual Meeting. On the record date, there were 95,457,198 shares of the Company’s common stock, par value $0.001 per share, outstanding and entitled to vote.

Can I ask questions at the Annual Meeting?

If you would like to submit a question, you may do so by joining the virtual Annual Meeting at www.virtualshareholdermeeting.com/CERC2021 and typing your question in the box in the Annual Meeting portal.

What if I need technical assistance accessing or participating in the virtual Annual Meeting?

If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Stockholder Meeting log in page. Technical support will be available starting at 9:00 a.m. Eastern Time on Tuesday, June 15, 2021.

What am I voting on?

There are two matters scheduled for a vote at the Annual Meeting:
1.Election of the eight directors nominated by the Board and named herein to hold office for a one-year term until the 2022 Annual Meeting of Stockholders.
2.Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021
What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
Stockholder of Record: Shares Registered in Your Name
If on April 22, 2021, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. If you are a stockholder of record on the record date, there are four ways that you can vote your shares:

•Over the Internet (before the Annual Meeting). To vote over the Internet, access the proxy materials on the secured website www.proxyvote.com and follow the voting instructions on that website. Your Internet vote must be received by 11:59 p.m., Eastern Time on June 14, 2021 to be counted.

•By telephone. To vote over the telephone, dial toll-free 1-800-690-6903, using a touch-tone phone and follow the recorded instructions. You will be asked to provide the Company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on June 14, 2021 to be counted.

•By mail. To vote using a requested proxy card, simply complete, sign and date the proxy card that is delivered to you and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct. For your mailed proxy card to be counted, we must receive it before 9:30 a.m. Eastern Time on Tuesday, June 15, 2021.

•Over the Internet (during the Annual Meeting). Attend, or have your personal representative with a valid legal proxy attend, the virtual Annual Meeting by logging into www.virtualshareholdermeeting.com/CERC2021 on June 15, 2021, using the 16-digit control number included on the proxy card that was mailed to you.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 22, 2021, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you must direct your broker or other agent regarding how to vote the shares in your account, or they will not be voted. You are also invited to attend the Annual Meeting. To vote your shares at the Annual Meeting, you must obtain a valid proxy from your broker, bank, dealer or other agent. Follow the instructions from your broker, bank, dealer or other agent included with these proxy materials, or contact your broker, bank, dealer or other agent to request a proxy form.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you owned at the close of business on April 22, 2021.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by Internet, either prior to or at the Annual Meeting, by telephone or by completing and mailing your proxy card, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

Proposal 2 is deemed to be a “routine” matter. Therefore, if you are a beneficial owner of shares registered in the name of your broker or other nominee and you fail to provide instructions to your broker or nominee as to how to vote your shares on the proposal, your broker or nominee will have the discretion to vote your shares on such proposal. Accordingly, if you fail to provide voting instructions to your broker or nominee, your broker or nominee can vote your shares on the proposal in a manner that is contrary to what you intend. For example, if you are against the approval of Proposal 2 but you do not provide any voting instructions to your broker, your broker can nonetheless vote your shares “For” Proposal 2. Proposal 1 is deemed to be a “non-routine” matter, and as a result, your broker or nominee may not vote your shares on Proposal 1 in the absence of your instruction. See the discussion above for the impact in the event that you fail to instruct your broker to vote. If you are a beneficial owner of shares registered in the name of your broker or other nominee, we strongly encourage you to provide voting instructions to the broker or nominee that holds your shares to ensure that your shares are voted in the manner in which you want them to be voted.

If you hold shares in street name and want to vote over the Internet during the Annual Meeting, you will need to ask your broker, bank, dealer or other agent to provide you with a valid legal proxy. Please note that if you request a legal proxy from your broker, bank, dealer or other agent, any previously executed proxy will be revoked and your vote will not be counted unless you vote over the Internet during the Annual Meeting or appoint another valid legal proxy to vote on your behalf.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted “For” Proposals 1 and 2. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways before the final vote at the Annual Meeting:

•You may grant a subsequent proxy by Internet;
•You may submit a subsequent proxy by telephone;
•You may submit another properly completed proxy card with a later date;
•You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 540 Gaither Road, Suite 400, Rockville, Maryland 20850; or
•You may vote over the Internet during the Annual Meeting (or have a personal representative with a valid proxy vote), although simply attending the Annual Meeting will not, by itself, revoke your proxy.
Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker, bank or dealer as a nominee or agent, you should follow the instructions provided by your broker, bank or dealer.

When are stockholder proposals and director nominations due for next year’s Annual Meeting?
Any proposals that a stockholder intends to present at our 2022 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be received by us no later than 5:00 p.m., Eastern Time, on December 28, 2021. Any such proposals also must comply with Rule 14a-8 regarding the inclusion of stockholder proposals in the Company’s proxy materials. Proposals should be addressed to the Corporate Secretary, Cerecor Inc., 540 Gaither Road, Suite 400, Rockville, Maryland 20850.

If you wish to submit a proposal (including a director nomination) at the 2022 Annual Meeting that is not to be included in next year’s proxy materials, your proposal or director nomination must be submitted in writing between February 15, 2022 and March 17, 2022, to the Corporate Secretary, Cerecor Inc., 540 Gaither Road, Suite 400, Rockville, Maryland 20850. Director nominations must include the information required by our bylaws, including, among other things: the full name, address and age of the proposed nominee; the proposed nominee’s principal occupation or employment; the class and number of shares of capital stock of the Company owned of record and beneficially by such proposed nominee; the date or dates on which such shares were acquired and the investment intent of such acquisition; and such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved). You may contact our Corporate Secretary at the address above to obtain a copy of the relevant bylaw provisions regarding the requirements for making stockholder nominations.

How are votes counted?

Votes will be counted by the Inspector of Election appointed for the Annual Meeting, who will separately count, for the Proposal 1, votes “For,” “Withheld” and broker non-votes and, with respect to Proposal 2, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted toward the vote total for Proposal 2 and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for Proposals 1 and 2.

What are “broker non-votes”?

When a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as broker non-votes.

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1.	Election of the eight directors nominated by the Board	Nominees receiving the most “For” votes	“Withheld” votes will have no effect	None
2.	Ratification of the appointment of independent registered public accounting firm	Majority of shares present and entitled to vote	Counted “against”	Shares may be voted by brokers in their discretion, but any non-votes have no effect
What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the outstanding shares entitled to vote are present at the Annual Meeting or represented by proxy. At the close of business on the record date, there were 95,457,198 shares outstanding and entitled to vote. Abstentions and broker non-votes (discussed above) are included in determining whether a quorum is present. Thus, the holders of 47,728,600 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy by Internet, telephone, or proxy card (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote over the Internet during the Annual Meeting. Abstentions will be counted towards the quorum requirement. If there is no quorum, the chairman of the Annual Meeting or the holders of a majority of shares present at the Annual Meeting or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting. In addition, we will publish final voting results in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

IMPORTANT INFORMATION IF YOU PLAN TO VIRTUALLY ATTEND THE ANNUAL MEETING

You must be able to show that you owned Cerecor common stock on the record date, April 22, 2021, in order to gain admission to the Annual Meeting. When you log in to www.virtualshareholdermeeting.com/CERC2021, you will be required to enter the 16-digit control number contained on your proxy card that evidences that you are a stockholder of record. Registration for the Annual Meeting will begin at 9:15 a.m. Eastern Time on June 15, 2021.

INFORMATION REGARDING THE BOARD AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD

After review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following directors are independent directors within the meaning of the applicable NASDAQ listing standards and the independence criteria set forth in our Corporate Governance Guidelines: Dr. Barer, Mr. Boyd, Dr. Bruhn, Mr. Gutry, Dr. Kaplan and Dr. Persson. In making these determinations, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

In making those independence determinations, the Board took into account certain relationships and transactions that occurred in the ordinary course of business between the Company and entities with which some of its directors are or have been affiliated. The Board considered all relationships and transactions that occurred during any 12-month period within the last three fiscal years, including the participation by our directors and entities affiliated with our directors in various financing transactions with the Company, and determined that there were no relationships that would interfere with their exercise of independent judgment in carrying out their responsibilities as directors.

In making its independence determination with respect to Steven Boyd, the Board considered that Mr. Boyd is a managing member of Armistice Capital LLC (an affiliate of Armistice Capital Master Fund Ltd. and collectively, “Armistice”). Armistice is a long-short equity hedge fund focused on the health care and consumer sectors and is the Company’s largest shareholder. As of the Record Date, Armistice beneficially owned approximately 44% of our outstanding common stock. In particular, the Board considered Armistice’s right to designate two directors to our Board based on its current beneficial ownership of our common stock (as discussed in more detail in “Proposal 1 – Election of Directors”). After considering Mr. Boyd’s relationship with Armistice, the Board concluded that it did not interfere with Mr. Boyd’s ability to exercise independent judgment in carrying out his responsibilities as a member of the Board and the Nominating and Corporate Governance Committee.

BOARD LEADERSHIP STRUCTURE

The Company’s Board is currently chaired by Dr. Barer who was appointed Chairman of the Board in April 2020. Currently, the role of Chairman of the Board is separated from the role of Chief Executive Officer. We believe that separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to, and independent oversight of management. While our bylaws and our corporate governance guidelines do not require that our Chairman and Chief Executive Officer positions be separate, our Board believes that having separate positions is the appropriate leadership structure for us at this time, and intends to maintain this separation where appropriate and practicable and demonstrates our commitment to good corporate governance. We believe our leadership structure is appropriate given the size of our Company (in terms of number of employees) and the historical experience and understanding of our Company and industry.

Our independent directors meet alone in executive session no less than two times per year. The Chairman of the Board may call additional executive sessions of the independent directors at any time, and the Chairman of the Board shall call an executive session at the request of a majority of the independent directors. The purpose of these executive sessions is to promote open and candid discussion among non-employee directors.

ROLE OF THE BOARD IN RISK OVERSIGHT

Our Board believes that risk management is an important part of establishing, updating and executing the Company’s business strategy. Our Board, as a whole and at the committee level, has oversight responsibility relating to risks that could affect the corporate strategy, business objectives, compliance, operations, and the financial condition and performance of the Company. Our Board focuses its oversight on the most significant risks facing the Company and its processes to identify, prioritize, assess, manage and mitigate those risks. Our Board and its committees receive regular reports from members of the Company’s senior management on areas of material risk to the Company, including strategic, operational, financial, legal and regulatory risks. While our Board has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on the Company.

The Audit Committee of the Board, as part of its responsibilities, oversees the management of financial risks, including accounting matters, corporate tax positions, insurance coverage and cash investment strategy and results. The Audit Committee is also responsible for overseeing the management of risks relating to the performance of the Company’s internal audit function, if required, and its independent registered public accounting firm, as well as our systems of internal controls and disclosure controls and procedures. The Compensation Committee of the Board is responsible for overseeing the management of risks relating to our executive compensation and overall compensation and benefit strategies, plans, arrangements, practices and policies. The Nominating and Corporate Governance Committee of the Board oversees the management of risks associated with our overall compliance and corporate governance practices, and the independence and composition of our Board. These committees provide regular reports to the full Board.

MEETINGS OF THE BOARD

The Board met thirteen times during 2020. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of 2020 for which he or she was a director or committee member, respectively.

It is the Company’s policy to invite directors and nominees for director to attend the Annual Meeting. All of our directors then holding office attended the 2020 Annual Meeting of Stockholders.

INFORMATION REGARDING COMMITTEES OF THE BOARD

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides the current membership for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Sol Barer, Ph.D.
Steven J. Boyd			X
Suzanne Bruhn, Ph.D.	X	X
Michael Cola
Phil Gutry	X*	X	X*
Gilla Kaplan, Ph.D.
Joseph Miller
Magnus Persson, M.D., Ph.D.	X	X*	X

* Committee Chairperson

Peter Greenleaf served on the Board until February 12, 2020.

Uli Hacksell, Ph.D. served on the Board until June 18, 2020.

Simon Pedder, Ph.D. served as the Company’s Executive Chairman of the Board until April 24, 2020. Dr. Pedder continued to serve as a director until June 18, 2020.

Keith Schmidt served on the Board until June 18, 2020. Mr. Schmidt served as a member of the Audit Committee and a member of the Compensation Committee until June 18, 2020.

Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

Audit Committee

The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, the qualifications and independence of our independent auditors, and our internal financial and accounting controls. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the Audit Committee. The Audit Committee also prepares the audit committee report that the SEC requires to be included in our annual proxy statement.

The Audit Committee is currently composed of three directors: Mr. Gutry (Chair), Dr. Bruhn and Dr. Persson. Mr. Schmidt served on our Audit Committee until June 18, 2020.

The Board reviews the NASDAQ Listing Rules definition of independence for Audit Committee members on an annual basis and has determined that all members of the Audit Committee are independent as defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ Listing Rules. The Board has also determined that Mr. Gutry qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made qualitative assessments of Mr. Gutry’s level of knowledge and experience based on a number of factors, including formal education and experience.

The Audit Committee met four times during 2020. The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at ir.cerecor.com.

Report of the Audit Committee of the Board

The Company maintains an independent Audit Committee that operates under a written charter adopted by the Board. The Audit Committee’s charter is available on our website at ir.cerecor.com. All of the members of the Audit Committee are independent as defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ Listing Rules.

The Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2020 with management of the Company. The Audit Committee has discussed with the Company’s independent registered public accounting firm, Ernst & Young LLP, the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young LLP its independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

Submitted by the Audit Committee:

Mr. Phil Gutry, Chair
Dr. Suzanne Bruhn
Dr. Magnus Persson

Compensation Committee

The Compensation Committee approves the compensation objectives for the Company, approves the compensation of the principal executive officer and approves or recommends to our Board for approval the compensation of other executives. The Compensation Committee reviews all compensation components, including base salary, bonus, benefits and other perquisites.

The Compensation Committee is currently composed of three directors: Dr. Persson (Chair), Mr. Gutry and Dr. Bruhn. Mr. Schmidt served as a member of the Compensation Committee until June 18, 2020. All members of the Compensation Committee are independent as defined in Rule 5605(d)(2) of the NASDAQ Listing Rules and each is a non-employee member of our Board as defined in Rule 16b-3 under the Exchange Act.

The Compensation Committee met six times during 2020. The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at ir.cerecor.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board is responsible for making recommendations to our Board regarding candidates for directorships and the structure and composition of our Board and the Board committees. In addition, the Nominating and Corporate Governance Committee is responsible for maintaining and recommending to our Board corporate governance guidelines applicable to the Company and advising our Board on corporate governance matters.

The Nominating and Corporate Governance Committee is currently composed of three directors: Mr. Gutry (Chair), Mr. Boyd and Dr. Persson. The Board has determined that all members of the Nominating and Corporate Governance Committee are independent as defined in Rule 5605(a)(2) of the NASDAQ Listing Rules. In accordance with Rule 5605(e)(1)(A) of the NASDAQ Listing Rules, even though we maintain a standing nominating committee, a majority of the independent directors recommend director nominees for selection by our Board. Our non-independent directors do not participate in the recommendation of director nominees.

The Nominating and Corporate Governance Committee met two times during 2020. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website at ir.cerecor.com.

Other Board Committees

Science and Technology Advisory Committee

The Science and Technology Advisory Committee (“SATAC”) is responsible for periodically reviewing, and advising management on, matters relating to the Company’s strategic direction and investment in research, development and technology, and periodically advising and reporting to the Board on such matters. In addition, the SATAC also advises management and the Board on matters relating to identifying and evaluating significant emerging trends and issues in science and technology and considering the potential impact of such on the Company. the SATAC is currently composed of four directors: Dr. Kaplan (Chair), Dr. Barer, Dr. Bruhn and Dr. Persson.

Transaction Committee

The Transaction Committee of the Board is responsible for assisting and advising management in its review, consideration and evaluation of proposed business development, financing and other strategic transactions. In addition, the Transaction Committee reviews, considers and evaluates proposed product or business acquisitions or divestitures, licensing, distribution, promotion, collaboration and other commercial agreements and arrangements, joint ventures, and any other business development transactions. The Transaction Committee is currently composed of four directors: Dr. Barer (Chair), Mr. Boyd, Mr. Gutry and Mr. Miller.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Stockholders who wish to communicate with members of our Board, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary at our principal executive offices at 540 Gaither Road, Suite 400, Rockville, Maryland 20850. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by the Board due to the nature or volume of the correspondence.

CODE OF ETHICS

The Company has adopted the Cerecor Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at ir.cerecor.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

CORPORATE GOVERNANCE GUIDELINES

In June 2015, the Board documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to Board composition and selection, the role of the Board, director orientation and education, Board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning and Board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at ir.cerecor.com.

Additionally, our insider trading policy strongly discourages employees, consultants, officers and directors from engaging in short sales, transactions in put or call options, hedging transactions, margin accounts or other inherently speculative transactions with respect to the Company’s stock at any time.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board currently consists of eight members, each of which serve for a one-year term or until a successor has been elected and qualified. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors in office. A director elected by the Board to fill a vacancy, including vacancies created by an increase in the number of directors, shall serve for the remainder of the year term and until the director’s successor is duly elected and qualified.

Process for Selecting and Nominating Directors

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management; having sufficient time to devote to the affairs of the Company; demonstrating excellence in his or her field; having the ability to exercise sound business judgment; and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. While the Nominating and Corporate Governance Committee does not have a specific policy concerning diversity, it does consider potential benefits that may be achieved through diversity in viewpoint, professional experience, education and skills. The Board and the Nominating and Corporate Governance Committee assess the effectiveness of the Board’s diversity efforts as part of the annual Board evaluation process.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also considers whether the nominee would be an independent director under the Company’s Corporate Governance Guidelines, NASDAQ listing standards and applicable law. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, an executive search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will also consider director candidates recommended by stockholders to be included in next year’s proxy materials pursuant to SEC Rule 14a-8. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board at the 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”) may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Corporate Secretary, Cerecor Inc., 540 Gaither Road, Suite 400, Rockville, Maryland 20850. The Corporate Secretary must receive the stockholder nominations no later than 5:00 p.m., Eastern Time, on December 28, 2021 to be included in the proxy materials for, and considered for candidacy at, the 2022 Annual Meeting.

Our bylaws also permit stockholders to nominate director candidates for consideration at the 2022 Annual Meeting, but not to have the nomination considered for inclusion in the proxy materials for that meeting. Stockholders wishing to nominate director candidates can do so by writing to Corporate Secretary, Cerecor Inc., 540 Gaither

Road, Suite 400, Rockville, Maryland 20850, giving the information required in our bylaws, including, among other things (i) the full name, address and age of the proposed nominee, (ii) the proposed nominee’s principal occupation or employment, (iii) the class and number of shares of capital stock of the Company owned of record and beneficially by such proposed nominee, (iv) the date or dates on which such shares were acquired and the investment intent of such acquisition and (v) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved). You may contact our Corporate Secretary at the address above to obtain a copy of the relevant bylaw provisions regarding the requirements for making stockholder nominations. The Corporate Secretary must receive stockholder nominations between February 15, 2022 and March 17, 2022 to be considered for candidacy at the 2022 Annual Meeting.

In connection with the Securities Purchase Agreement dated April 27, 2017, between the Company and Armistice, the Company agreed that as long as Armistice maintains beneficial ownership of at least 13% of our outstanding common stock, Armistice, exclusively and as a separate class, has the right to designate two directors to our Board, and as along as Armistice maintains beneficial ownership of at least 10% of our outstanding common stock, Armistice, exclusively and as a separate class, has the right to designate one director. As of the Record Date, Armistice beneficially owned approximately 44% of our outstanding common stock.

The Company intends to nominate each of the individuals named below to serve as directors on our Board until their successor is duly elected and qualified at the 2022 Annual Meeting of Stockholder or, if earlier, his or her death, resignation, or removal. Each of the proposed nominees has consented to stand for election as a member of our Board, and the Company’s management has no reason to believe that any nominee will be unable to serve. Each of the nominees is currently a director of the Company.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. This means that the nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by our Board.

The following sets forth certain information regarding the proposed nominees, including each director’s specific experience, skills and qualifications. The Board believes that the combination of the various experiences, skills and qualifications represented contributes to an effective and well-functioning Board and that the nominees possess the qualifications to provide meaningful oversight of the Company’s business and strategy.

The Board of Directors unanimously recommends that stockholders vote “FOR” each of the nominees listed below.

Directors Nominated for Election at the Annual Meeting:

Name	Age	Director Since	Position(s) with Cerecor
Sol Barer, Ph.D.	74	February 2020	Chairman of the Board of Directors and Director
Steven Boyd	40	May 2017	Director
Suzanne Bruhn, Ph.D.	57	April 2020	Director
Michael Cola	61	February 2020	Director and Chief Executive Officer
Phil Gutry	47	April 2015	Director
Gilla Kaplan, Ph.D.	74	October 2020	Director
Joseph Miller	47	April 2020	Director
Magnus Persson, M.D., Ph.D.	60	April 2012	Director

The following is a brief biography of each director nominated for election:

Sol Barer, Ph.D. Dr. Barer has served on our Board since February 2020 and was appointed Chairman of the Board in April 2020. Dr. Barer spent most of his professional career with the Celgene Corporation where he was Chairman from January 2011 until June 2011, Executive Chairman from June 2010 until January 2011, and Chairman and Chief Executive Officer from May 2006 until June 2010. Previously he was appointed President in 1993 and Chief Operating Officer in 1994 before assuming the CEO position. Prior to these appointments, he served in several senior positions and was the founder of the biotechnology group at the Celanese Research Company which was subsequently spun out to form Celgene. In addition to serving as the Company’s Chairman of the Board, Dr. Barer currently serves as Chairman of the board of directors of Teva Pharmaceutical Industries Ltd., a publicly-traded multinational pharmaceutical company, and Neximmune, Inc., a publicly-traded clinical-stage biopharmaceutical company. Dr. Barer also serves as Lead Director of ContraFect Corporation, a publicly-traded biotechnology company, Chair of the private company Centrexion Therapeutics Corporation, a late clinical-state biopharmaceutical company, and as a director of 3D Biotherapeutics, Inc., a biologics and bioprinting company. He is also the Founding Chair of the Hackensack Meridian Medical School Center for Discovery and Innovation. Dr. Barer is a Founder of MIG, an organization dedicated to helping Israeli biotech entrepreneurs, and is a Venture Advisor to the Israel Biotechnology Fund. In 2011, Dr. Barer was Chairman of the University of Medicine and Dentistry of New Jersey Governor’s Advisory Committee which resulted in sweeping changes in the structure of New Jersey’s medical schools and public research universities. He previously served as a Commissioner of the New Jersey Commission on Science and Technology. He also served as a member of the Board of Trustees of Rutgers University (until 2013) and as Chair of the Board of Trustees of BioNJ, a New Jersey biotechnology organization, from 2010 to 2012. Dr. Barer received his Ph.D. in organic and physical chemistry from Rutgers University and his B.S. in chemistry from Brooklyn College of the City University of New York. Our Board believes that Dr. Barer’s wealth of experience in the biotechnology industry makes him a valuable member of our Board.

Steven Boyd. Mr. Boyd has served on our Board since May 2017. He is the Chief Investment Officer of Armistice Capital, a long-short equity hedge fund focused on the health care and consumer sectors. Previously, Mr. Boyd had been a research analyst at Senator Investment Group, York Capital, and SAB Capital Management, where he focused on healthcare. Mr. Boyd began his career at McKinsey & Company. Mr. Boyd received a B.S. in Economics and a B.A. in Political Science from The Wharton School of the University of Pennsylvania. Our Board believes that Mr. Boyd’s experience in the capital markets and strategic transactions, and his focus on the healthcare industry makes him a valuable member of our Board.

Suzanne Bruhn, Ph.D. Dr. Bruhn has served on our Board since April 2020. Dr. Bruhn brings to the Company her extensive experience in the biopharmaceutical industry, including expertise in the development, commercialization and partnering of products for the treatments for serious and rare diseases. Dr. Bruhn currently serves as the President and Chief Executive Officer, and as a director of Tiaki Therapeutics, Inc., a private biotechnology company. Prior to that, she served as the President and Chief Executive Officer and as a director of Proclara Biosciences, Inc., a clinical-stage biotechnology company from April 2017 to September 2018. From May 2012 to November 2015, Dr. Bruhn served as President and Chief Executive Officer and as a director of Promedior, Inc., a clinical-stage biotechnology company. Dr. Bruhn currently serves on the boards of directors of Travere Therapeutics, Inc., a publicly-traded commercial biotechnology company focused on the treatment of rare genetic diseases and cancer and Pliant Therapeutics, Inc., a publicly-traded biotechnology company. She served as a member of the board of directors of Raptor Pharmaceuticals Corp., a publicly-traded commercial-stage biopharmaceutical company focused on rare diseases, from April 2011 until it was acquired by Horizon Pharma plc in October 2016. She also served as a member of the board of directors of Novelion Therapeutics Inc., a publicly-traded commercial-stage company focused on rare diseases, from October 2017 until January 2020, and Aeglea BioTherapeutics, Inc., a publicly-traded biotechnology company focused on the treatment of rare genetic diseases and cancer from February 2017 to August 2020. Previously, Dr. Bruhn served in a number of roles of increasing responsibility at Shire plc, a publicly-traded biopharmaceutical company, from December 1998 until February 2012, most recently as Senior Vice President, Strategic Planning and Program Management. Dr. Bruhn received her B.S. degree in Chemistry from Iowa State University and her Ph.D. in Chemistry from Massachusetts Institute of Technology. Our Board believes that Dr. Bruhn’s experience in the development, commercialization and partnering of products for the treatments for serious and rare diseases makes her a valuable member of our Board.

Michael Cola. Mr. Cola has served on our Board and as the Company’s Chief Executive Officer and Principal Executive Officer since February 2020, when Aevi Genomic Medicine, Inc. (“Aevi”) was acquired by the Company (the “Aevi Merger”). Mr. Cola served as President and Chief Executive Officer of Aevi from September 2013 until February 2020. Prior to joining Aevi, Mr. Cola served as President of Specialty Pharmaceuticals at Shire plc, a global specialty pharmaceutical company, from 2007 until April 2012. He joined Shire in 2005 as EVP of Global Therapeutic Business Units and Portfolio Management. Prior to joining Shire, he was with Safeguard Scientifics, Inc., a growth capital provider to life sciences and technology companies, where he served as President of the Life Sciences Group. While at Safeguard Scientifics, Mr. Cola served as Chairman and CEO of Clarient, Inc., a cancer diagnostics company subsequently acquired by GE Healthcare, and as Chairman of Laureate Pharma, Inc., a full-service contract manufacturing organization serving research-based biologics companies. Prior to that, Mr. Cola held senior positions in product development and commercialization at AstraMerck, a top 20 U.S. pharmaceutical company, and at AstraZeneca plc, a publicly-traded global biopharmaceutical company. He currently serves on the board of directors of Sage Therapeutics, Inc., a publicly-traded biopharmaceutical company, and serves as Chairman of the Board of Governors of the Boys & Girls Clubs of Philadelphia. Mr. Cola also served on the Life Sciences Pennsylvania Board (formerly named Pennsylvania Bio) from 2009 until 2015. Mr. Cola received a B.A. in biology and physics from Ursinus College and an M.S. in biomedical science from Drexel University. Our Board believes that Mr. Cola brings to the Board substantial leadership skills and a wealth of experience in the rare and orphan disease sector of the biotechnology industry, which makes him a valuable member of our Board.

Phil Gutry. Mr. Gutry has served on our Board since April 2015. Mr. Gutry has 20 years of experience in the biopharmaceutical industry in a variety of senior investment, business development, and strategic roles. Mr. Gutry currently serves as Chief Business Officer, Head of Finance & Investor Relations at Graphite Bio, Inc, a next-generation gene editing company. Prior to that, Mr. Gutry was the Chief Business Officer at Kronos Bio, Inc., a clinical-stage oncology company focused on targeting dysregulated transcription. He previously led oncology business development and strategy serving as Executive Director, Business Development at Regeneron Pharmaceuticals, Inc., an integrated biopharmaceutical company from July 2015 to October 2018. From May 2011 to June 2015, Mr. Gutry served as Principal at MPM Capital, Inc., a healthcare investment firm (“MPM”), where he led new company formation and venture investments in oncology and neuroscience, and managed MPM’s pharmaceutical partnerships with Pharmaceuticals, Inc. and Astellas Pharma Inc. Prior to joining MPM, Mr. Gutry worked in corporate development at Gilead Sciences, Inc., a research-based biopharmaceutical company, where he focused on M&A and licensing in oncology, respiratory, liver, and infectious diseases. Mr. Gutry received his M.B.A. in Healthcare Management from The Wharton School and an A.B. in Earth Sciences from Dartmouth College. Our Board believes that Mr. Gutry’s experience in the biopharmaceutical industry makes him a valuable member of our Board.

Gilla Kaplan, Ph.D. Dr. Kaplan has served on our Board since October 2020. Dr. Kaplan is recognized as an authority on various aspects of the host immune response to mycobacterial pathogens, including the causative agents of leprosy and tuberculosis. She was the Director of the Global Health Program, Tuberculosis, at the Bill and Melinda Gates Foundation (“BMGF”) from January 2014 until April 2018. Dr. Kaplan’s work has encompassed developing a deep understanding of the cellular immune response and how to harness it for host adjunctive therapies. She spent her career as an academic research scientist leading her laboratory in investigations focusing on human disease, and exploring novel experimental medicine approaches that modulate the immune response for disease control. Building on her research experience at Rockefeller University in New York City (for 20 years) and then at the Public Health Research Institute Center at the University of Medicine and Dentistry of New Jersey (for 10 years), she led the reshaping of the tuberculosis program at BMGF. Dr. Kaplan is the recipient of multiple grants from the NIH-National Institute of Allergy and Infectious Diseases and other funding organizations for her research. Dr. Kaplan served on the board of directors of Celgene from 1998 to 2018 and currently serves as a member of the board of directors of Tyra Biosciences, Inc., a biotechnology company. Our Board believe that Dr. Kaplan’s academic and industry experience in immunology and rare diseases makes her a valuable member of Board.

Joseph Miller. Mr. Miller has served on our Board since April 2020. Mr. Miller brings over 20 years of experience and a wealth of financial knowledge as a senior executive with extensive hands-on experience in managing financial operations and supporting enterprise growth across the health sciences, biotech and pharmaceutical sectors. Mr. Miller currently serves as the Chief Financial Officer of Aurinia Pharmaceuticals Inc. (NASDAQ: AUPH), a commercial stage biopharmaceutical company. Prior to that, he served as the Company’s Chief Financial Officer and principal financial officer from July 2018 until April 2020 and as the Company’s principal executive officer from April 2019 to February 2020. Prior to joining the Company, Mr. Miller was the Vice President of Finance at Sucampo Pharmaceuticals, Inc., a global biopharmaceutical company, from 2015 to April 2018 where he was responsible for building out the finance organization to effectively support the company’s rapid growth, ultimately resulting in the $1.2 billion merger with Mallinckrodt plc in early 2018. From 2006 to 2015, Mr. Miller was the Senior Director of Accounting at QIAGEN N.V., a provider of sample and assay technologies for molecular diagnostics, applied testing, academic and pharmaceutical research, and from 2002 to 2006, he served as Vice President of Finance and Chief Financial Officer of Eppendorf-5 Prime. Mr. Miller began his career at KPMG LLP, an international accounting firm. Mr. Miller holds a B.S. degree in accounting from Villanova University and is a Certified Public Accountant. Our Board believes that Mr. Miller’s experience in managing the financial operations and supporting enterprise growth across the health sciences, biotech and pharmaceutical sectors makes him a valuable member of our Board.

Magnus Persson, M.D., Ph.D. Dr. Persson has served on our Board since August 2012. Dr. Persson currently serves as Founding Partner and Chairman of the Board of Eir Ventures Partners AB, a Nordics-focused life science venture capital fund. Previously, he was Chief Executive Officer of Karolinska Institutet Holding AB in Stockholm, Sweden. Dr. Persson has served as an Associate Professor in Physiology at the Karolinska Institutet since September 1994. Dr. Persson has also served as a practicing pediatrician at CityAkuten and Barnsjukhuset Martina in Stockholm, Sweden since December 2012. Previously, Dr. Persson served as a Partner at HealthCap, a Swedish-based venture capital firm, from January 1996 to December 2009, and as a Managing Partner at The Column Group, a San Francisco-based venture capital firm, from January 2010 to November 2011. Dr. Persson co-founded Aerocrine AB, a medical technology company, in 1994. Dr. Persson served on the board of directors of Galecto Biotechnology AB, a biotechnology company, from 2013 to 2020, Gyros Protein Technologies AB, a provider of peptide synthesis and bioanalytical tools, from 2012 to 2019, and Immunicum AB, a biotechnology company, from 2015 to 2020. Dr. Persson currently serves as Chairman of the Board of ADDI Medical AB, a healthcare IT-software company, Cantargia AB, an oncology company, and Attgeno AB, a biotechnology company. Dr. Persson received his M.D. and Ph.D. in physiology from the Karolinska Institutet. Our Board believes that Dr. Persson’s extensive experience in medicine, life sciences and biotechnology financing and his experience founding and leading public biotechnology and medical technology companies makes him a valuable member of our Board who will assist in the development of our growth strategy and business plans.

DIRECTOR COMPENSATION
Our Board approved a compensation policy for our non-employee directors that became effective upon the closing of our initial public offering. After consultation with an independent, external compensation consultant, Radford, an Aon Company (“Aon Radford”), the policy was most recently amended on January 26, 2021. In 2020, the policy provided for the following compensation to our non-employee directors, with increases in January 2021 as indicated below in parenthesis:

•The chair of our Board (if not an employee director) receives an annual fee of $60,000 ($70,000) and each other non-employee director receives $35,000 ($40,000);
•The chair of our Audit Committee receives an annual fee of $15,000 and each other member receives $7,500;
•The chair of our Compensation Committee receives an annual fee of $10,000 and each other member receives $5,000;
•The chair of our Nominating and Corporate Governance Committee receives an annual fee of $7,000 ($8,000) and each other member receives $3,500 ($4,000);
•The chair of our Science and Technology Advisory Committee receives an annual fee of $15,000 and each other member receives $7,500; and
•Each non-employee director is entitled to (i) an initial grant of stock options to purchase 50,000 (80,000) shares of our common stock and (ii) an annual grant of options to purchase 25,000 (40,000) shares of our common stock under the 2016 Amended Plan. The initial grant vests in three substantially equal annual installments over three years commencing on the first anniversary of the grant date. Each annual grant vests in full on the first anniversary of the grant date, in each case, subject to continued service from the date of grant until the applicable vesting dates.

Each non-employee director may make an election to receive all or a part of his annual cash compensation in the form of stock options to purchase shares of the Company’s common stock. Elections must be made in multiples of 5% of an Eligible Director’s (as defined in the 2016 Amended Plan) aggregate cash retainer. The stock options will be granted on the date on which the cash would have otherwise been paid, with an exercise price per share equal to the last reported sale price of the common stock on the Nasdaq Capital Market on the date of grant or, if such grant date is not a trading date, on the last trading date prior to the grant date, and with a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service). The actual number of shares subject to the stock options will be determined so that the options have a “fair value” on the date of grant, using a Black-Scholes or binominal valuation model consistent with the methodology.

All fees under the director compensation policy are paid on a quarterly basis and no per meeting fees are paid. The Company reimburses non-employee directors for reasonable expenses incurred in connection with attending Board and committee meetings.

The following table sets forth information regarding the total compensation paid to non-employee directors who served on the Company’s Board in 2020. The compensation amounts presented in the table below are historical and are not indicative of the amounts the Company may pay directors in the future. Directors who are also Company employees receive no additional compensation for their services as directors and are not included in the table below.

Name	Fees Earned or Paid in Cash(1) ($)	Option Awards(2) ($)	Total ($)	Option Awards Held at December 31, 2020 (#)
Sol Barer, Ph.D.	$50,675	$2,785,910	$2,836,585	1,537,500
Steven Boyd	$—	$—	$—	—
Suzanne Bruhn, Ph.D.	$16,206	$139,545	$155,751	85,709
Phil Gutry	$37,200	$65,551	$102,751	173,956
Gilla Kaplan, Ph.D.	$—	$90,997	$90,997	57,216
Joseph Miller(3)	$—	$64,765	$64,765	320,851(3)
Magnus Persson, M.D., Ph.D.	$28,865	$69,616	$98,481	220,613
Peter Greenleaf (4)	$4,181	$—	$4,181	—
Uli Hacksell, Ph.D.(5)	$13,446	$2,888	$16,334	663,060(5)
Simon Pedder, Ph.D.(6)	$24,014	$23,086	$47,100	354,756(6)
Keith Schmidt(7)	$22,167	$—	$22,167	75,000(7)

(1) The amounts shown in this column reflect fees earned for services rendered in fiscal year 2020.

(2) The amounts shown in this column represent the aggregate grant date fair value of stock options granted in fiscal year 2020 computed in accordance with ASC 718, Compensation—Stock Compensation. The assumptions used in valuing these options are described under the caption “Stock-Based Compensation” in Note 2 to our consolidated financial statements included in this Annual Report on Form 10-K, for the year ended December 31, 2020.

(3) Mr. Miller was appointed Chief Financial Officer of the Company in July 2018 and served in this role until his resignation on April 24, 2020. Simultaneously with his resignation as an executive officer of the Company, Mr. Miller was appointed to serve on the Board. Of his 320,851 options held at December 31, 2020, 280,000 relate to option awards granted in his capacity as an executive of the Company and 40,851 related to option awards granted in his capacity as a non-employee director. In addition, Mr. Miller held an aggregate of 22,500 restricted stock units as of December 31, 2020, which were granted in his capacity as an executive of the Company.

(4) Mr. Greenleaf served on the Board until February 12, 2020.

(5) Dr. Hacksell served on the Board until June 18, 2020. The Company and Dr. Hacksell entered into a letter agreement in which his option awards will continue to vest and remain exercisable for twelve months following his termination of service to the Company.

(6) Dr. Pedder joined the Board effective April 9, 2018 and served as a non-employee director until April 15, 2019, when he was named Executive Chairman of the Board. On April 24, 2020, the Company and Dr. Pedder entered into a separation agreement (the “Separation Agreement”). Pursuant to the Separation Agreement, Dr. Pedder resigned as a Company employee effective April 24, 2020 (the “Termination Date”). Dr. Pedder remained on the Board until June 18, 2020. Pursuant to the Separation Agreement, Dr. Pedder will serve as a special advisor to the Board for a period of up to 18 months following the 2020 Meeting (the “Consulting Period”). From the Termination Date through the end of the Consulting Period, Dr .Pedder will receive (i) continued vesting of his restricted stock units and service-based stock options, as those terms are defined in the Separation Agreement; and (ii) cash and equity payments in accordance with the Company’s non-employee director compensation policy. As of the Termination Date, Dr. Pedder forfeited the options previously granted to him with market-based vesting conditions. As displayed in the table above, Dr. Pedder held 354,756 options with service-based vesting conditions as of December 31, 2020. In addition, he held 133,333 unvested restricted stock units as of December 31, 2020.

(7) Mr. Schmidt served on the Board until June 18, 2020. The Company and Mr. Schmidt entered into a letter agreement in which his option awards will continue to vest and remain exercisable for twelve months following his termination of service to the Company.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee approved the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 2013. To assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm.

The Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders. As a matter of good corporate governance, the Board is seeking stockholder ratification of the appointment even though ratification is not legally required. If stockholders do not ratify this appointment, the Audit Committee will reconsider Ernst & Young LLP’s appointment. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time of the year if it determines that such a change would be in the best interests of the Company and its stockholders.

A representative from Ernst & Young LLP is expected to attend the Annual Meeting, may make a statement, and will be available to respond to appropriate questions.

Approval of this Proposal 2 requires “For” votes from the holders of a majority of shares present or represented by proxy and entitled to vote at the annual meeting. If you “Abstain” from voting, it will count as a vote AGAINST Proposal 2.

The Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2020 and 2019, by Ernst & Young LLP, the Company’s principal accountant. All fees described below were pre-approved by the Audit Committee.

	Fiscal Year Ended December 31,
	2020	2019
Audit fees(1)	$655,500	$571,991
Audit-related fees(2)	18,000	226,149
Tax fees(3)	46,909	26,910
All other fees(4)	1,995	1,995
Total	$722,404	$827,045

(1) Audit fees consisted of audit work performed in the audit of our financial statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as accounting consultations billed as audit services, and consents and assistance with and review of documents filed with the SEC.

(2) Audit-related fees consist of consulting and advisory fees related to potential acquisitions and strategic transactions and audit fees related to acquired entities.
(3) Tax services principally include tax compliance, tax advice and tax planning.
(4) All other fees consisted of all other products and services provided by the independent registered public accounting firm that are not reflected in any of the previous categories, such as the use of online accounting research tools.

PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of non-audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence for the period of time during which it has served as our independent auditor.

EQUITY COMPENSATION PLAN INFORMATION

The following table contains certain information with respect to our equity compensation plan in effect as of December 31, 2020:

	(A)		(B)		(C)
Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Vesting of Restricted Stock Units (#)		Weighted-Average Exercise Price of Outstanding Options ($)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans, excluding securities reflected in column (A) (#)
Equity compensation plans approved by stockholders	7,611,507		$3.84	(1)	2,971,623	(2)
Equity compensation plans not approved by stockholders	2,375,000	(3)	$4.00		—
Total	9,986,507		$3.88	(1)	2,971,623

(1)The weighted-average exercise price does not take into account shares issuable upon the vesting of outstanding restricted stock units, which have no exercise price. As of December 31, 2020, there were 155,833 shares of unvested restricted stock units.

(2)Reflects shares of common stock available for future issuance under our Third Amended and Restated 2016 Equity Incentive Plan at December 31, 2020. In March 2018, our board of directors adopted the Amended and Restated 2016 Equity Incentive Plan, which was approved by our stockholders in May 2018. In June 2019, our board of directors adopted the Second Amended and Restated 2016 Equity Incentive Plan, which was approved by our stockholders in August 2019. In April 2020, our board of directors adopted the Third Amended and Restated Equity Incentive Plan, which was approved by our stockholders in June 2020. During the term of the Third Amended and Restated 2016 Equity Incentive Plan, the share reserve will automatically increase on the first trading day in January of each calendar year, by an amount equal to 4% of the total number of outstanding shares of common stock of the Company on the last trading day in December of the prior calendar year. On January 1, 2021, pursuant to the terms of the Third Amended and Restated Equity Inventive Plan an additional 3,000,165 shares were made available for issuance.

(3)Consists of shares of common stock issuable upon exercise of outstanding stock options granted pursuant to the Nasdaq inducement grant exception as a component of employment compensation for employees. The inducement grants were made as an inducement material to employees entering into employment with us in accordance with Nasdaq Listing Rule 5635(c)(4).

EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS
The following table sets forth information of our executive officers as of April 22, 2021:

Name	Age	Position(s) with Cerecor
Michael Cola	61	Chief Executive Officer and principal executive officer
Schond Greenway	49	Chief Financial Officer, principal financial officer and Treasurer
James Harrell, Jr.	51	Chief Commercial Officer
Garry Neil, M.D.	68	Chief Scientific Officer
Christopher Sullivan	37	Chief Accounting Officer and principal accounting officer
H. Jeffrey Wilkins	59	Chief Medical Officer
The following is a brief biography of each current executive officer:

Michael Cola. The biography for Michael Cola, our Chief Executive Officer and member of the Board, is located in “Board of Directors” above.

Schond Greenway. Mr. Greenway was appointed the Chief Financial Officer of the Company in March 2021. Mr. Greenway comes to the Company with over 20 years’ experience in investment banking, finance and corporate advisory and investment analysis in the life sciences and financial services industries. Prior to joining the Company, Mr. Greenway served as Vice President, Investor Relations at Mesoblast Limited (“Mesoblast”), an allogeneic cellular medicines company, from April 2016 to February 2021. At Mesoblast, Mr. Greenway led investor relations activities and successfully concluded several strategic corporate finance transactions and capital markets initiatives. Prior to Mesoblast, he served as Executive Director, Strategy & Investor Relations at Halozyme Therapeutics, Inc., a late stage oncology and biopharmaceutical company, from November 2013 to January 2016. Prior to that, Mr. Greenway served in positions of increasing responsibility at investment banking firms and healthcare companies such as Morgan Stanley, Barclays Capital and DURECT Corporation, predominantly focused on healthcare and technology. Mr. Greenway received a B.S. from Florida A&M University and an M.B.A. from the Darden Graduate School of Business at the University of Virginia.

James Harrell, Jr. Mr. Harrell has served as the Chief Commercial Officer of the Company since November 2019. Prior to being promoted to the Company's Chief Commercial Officer, Mr. Harrell previously served as the Company's Executive Vice President of Marketing and External Communications from May 2018 to November 2019. Mr. Harrell has a great breadth of biopharmaceutical industry experience. From May 2013 until May 2018, he was an owner and principal with the NSCI Group, Inc., a privately held medical communications and education company, where he focused on new business development and brand strategy. Mr. Harrell was Vice President and General Manager of Specialty Pharmaceuticals for Covidien, running a 350-person commercial operations group in the area of pain management from 2011 to 2013. From 2007 to 2010, he was the Vice President of Marketing with MedImmune, Inc., responsible for their Global Pediatric Infectious Disease franchise. From 1999 until February 2007, Mr. Harrell held various commercial positions with Centocor, Inc., a biotechnology company, with increasing levels of responsibility and management focused on the marketing of immunotherapy and cardiovascular products. He began his career in field sales and hospital sales at Rhone-Poulenc Rorer in 1991. During his career he has helped to commercialize and market three blockbuster brands. Mr. Harrell holds a B.S. degree in Business Administration, with a double major in Marketing and Economics from Samford University.

Garry Neil. Dr. Neil has served as the Chief Scientific Officer of the Company since March 2020. Prior to being promoted to the Company’s Chief Scientific Officer, Dr. Neil served as the Company’s Chief Medical Officer from February 2020 to March 2020. Prior to joining the Company in connection with the Aevi Merger, Dr. Neil served as Chief Scientific Officer of Aevi from September 2012 to February 2020. Prior to that, Dr. Neil held a number of senior positions in the pharmaceutical industry, academia and venture capital. From September 2012 to September 2013, Dr. Neil was a Partner at Apple Tree Partners, a life sciences private equity fund. Prior to joining Apple Tree Partners, he held a number of senior positions at Johnson & Johnson, including most recently as Corporate VP of Science & Technology from November 2007 to August 2012., Dr. Neil also served as Group President at Johnson & Johnson Pharmaceutical Research and Development from September 2005 to November 2007. Prior to joining Johnson & Johnson, he held senior positions at AstraZeneca, EMD Pharmaceuticals Inc. and Merck KGaA. Under his leadership, a number of important new medicines for the treatment of cancer, anemia, infections, central nervous system and psychiatric disorders, pain, and genitourinary and gastrointestinal diseases gained initial or expanded approvals. Dr. Neil served on the board of directors of GTx, Inc., a publicly-traded pharmaceutical company, from September 2016 until its merger with Oncternal Therapeutics, Inc. in March 2019. Since February 2017, he has served on the board of directors of Arena Pharmaceuticals, Inc. (NASDAQ: ARNA), a publicly-traded biopharmaceutical company and in February 2021 he was named Chairman of Arena Pharmaceutical, Inc.’s Board. Dr. Neil also serves on the Board of Directors of the Reagan Udall Foundation and the Center for Discovery and Innovation (CDI). He is a past Chairman of the Pharmaceutical Research and Manufacturers Association (“PhRMA”) Science and Regulatory Executive Committee and the PhRMA Foundation Board, as well as a past member of the Foundation for the U.S. National Institutes of Health (“NIH”) and the Science Management Review Board of the NIH. Dr. Neil holds a B.S. from the University of Saskatchewan and an M.D. from the University of Saskatchewan College of Medicine. He completed postdoctoral clinical training in internal medicine and gastroenterology at the University of Toronto. Dr. Neil also completed a postdoctoral research fellowship at the Research Institute of Scripps Clinic.

Christopher Sullivan. Mr. Sullivan has served as Chief Accounting Officer of the Company since March 2021. Previously, Mr. Sullivan served as the Company’s Interim Chief Financial Officer and principal financial officer from April 2020 to February 2021. Mr. Sullivan was the Vice President of Finance at the Company and served various other escalating roles since joining the Company in April 2018. Mr. Sullivan brings a strong technical and SEC reporting background to the Company along with a wealth of financial knowledge, including experience with multiple forms of capital raises, based on leading accounting and finance functions at various health sciences, biotech and pharmaceutical companies. Prior to joining the Company, Mr. Sullivan was the Corporate Controller for Sucampo Pharmaceuticals, Inc. from August 2017 to April 2018, when it was merged with Mallinckrodt in a $1.2 billion transaction. From November 2015 to August 2017, Mr. Sullivan was the Corporate Controller for OpGen Inc. (NASDAQ: OPGN), a microbial genetics analysis company, and prior to that was a Senior Manager at Ernst & Young, LLP where he was employed from August 2005 to October 2015. Mr. Sullivan received his B.S. degrees in Accounting and Finance from the University of Maryland, College Park and is a Certified Public Accountant.

H. Jeffrey Wilkins. Dr. Wilkins has served as the Chief Medical Officer of the Company since April 2020. Previously, Dr. Wilkins served as the Company’s Chief Development Officer from February 2020 to April 2020. Prior to joining the Company, he served as Chief Medical Officer of Zyla Life Sciences, a pharmaceutical company, from June 2019 to February 2020; Onspria Therapeutics, a drug development company, from December 2018 to June 2019; and Lycera Corporation, a biopharmaceutical company, from March 2015 to December 2018. From January 2014 to February 2014, Dr. Wilkins was a Partner at NeXeption, LLC, a biopharmaceutical management company. From May 2011 to December 2013, Dr. Wilkins served as Chief Medical Officer of Ceptaris Therapeutics, Inc., a pharmaceutical company. In his career, he has led clinical programs from IND Phase I trials to regulatory approval (including Valchlor®). Prior to that, Dr. Wilkins served in positions of increasing responsibility at healthcare companies such as Cephalon, Inc., Ception Therapeutics, Inc. and GlaxoSmithKline plc. Earlier in his career as a practicing primary care physician, he was Co-Founder and Chief Executive Officer of TriValley Primary Care, a large multi-center primary care group, in Southeastern Pennsylvania. Dr. Wilkins received his M.D. from Temple University School of Medicine and his B.S. from Bucknell University.

SUMMARY COMPENSATION TABLE

The following table shows for the fiscal years ended December 31, 2020 and 2019, compensation awarded to or paid to, or earned by, anyone serving as principal executive officer during the most recently completed fiscal year and our next two most highly compensated executive officers who were serving as executive officers during the year ended December 31, 2020 (the “Named Executive Officers”).

Name and Principal Position	Year	Salary	Bonus(5)	Option Awards(6)	All Other Compensation		Total
Michael Cola(1) Chief Executive Officer and principal executive officer	2020	$79,228	378,000	3,363,078	—		$3,820,306
	2019	$—	—	—	—		$—

Garry Neil, M.D.(2) Chief Scientific Officer	2020	$372,932	296,000	2,019,872	—		$2,688,804
	2019	$—	—	—	—		$—

H. Jeffrey Wilkins, M.D.(3) Chief Medical Officer	2020	$335,534	178,000	974,244	—		$1,487,778
	2019	$—	—	—	—		$—

Joseph Miller (4) Former Chief Financial Officer, former principal financial officer, and former principal executive officer	2020	$116,748	—	—	115,521	(7)	$232,269
	2019	$356,000	222,000	592,598	—		$1,170,598

(1) Mr. Cola’s employment with the Company commenced on February 3, 2020.

(2) Mr. Neil’s employment with the Company commenced on February 3, 2020.

(3) Dr. Wilkins’ employment commenced with the Company on February 4, 2020.

(4) Mr. Miller’s employment with the Company ceased on April 24, 2020.

(5) The amounts reflect the bonus relative to the achievement of goals for fiscal year 2020 as recommended by the Compensation Committee and approved by the Board.

(6) The amounts reflect the grant date fair value for option awards granted during 2020 and 2019, respectively, in accordance with FASB Topic ASC 718, excluding the estimate of forfeitures. Compensation will only be realized to the extent the market price of our common stock is greater than the exercise price of such option award.

(7) The amount listed is comprised of $50,759 of benefits accrued and due (and subsequently paid) as of the date of Mr. Miller’s resignation and $64,762 of director compensation comprised of option awards for service as a non-employee director subsequent to being employed as an executive officer.

Narrative to Summary Compensation Table

We review compensation annually for all employees, including our Named Executive Officers. In setting annual base salaries and bonuses and granting equity incentive awards, we consider (i) compensation for comparable positions in the market, (ii) individual performance as compared to our expectations and objectives, (iii) our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders, and (iv) a long-term commitment to our Company.

Our Board historically has determined our executives’ compensation based on the recommendations of our Compensation Committee, which typically reviews and discusses management’s proposed compensation with the Chief Executive Officer or for all executives other than the Chief Executive Officer. Based on those discussions and its discretion, the Compensation Committee then recommends the compensation for each executive officer to the Board. Our Board, without members of management present, discusses the Compensation Committee’s recommendations and ultimately approves the compensation of our executive officers.

Annual Base Salary

We have entered into employment agreements with each of our Named Executive Officers that establish annual base salaries, which are generally determined, approved and reviewed periodically by our Compensation Committee in order to compensate our Named Executive Officers for the satisfactory performance of duties to our Company. Annual base salaries are intended to provide a fixed component of compensation to our Named Executive Officers, reflecting their skill sets, experience, roles and responsibilities. Base salaries for our Named Executive Officers have generally been set at levels deemed necessary to attract and retain individuals with superior talent. The following table presents the annual base salaries for each of our Named Executive Officers for 2020, as determined by the Compensation Committee.

Name	2020 Base Salary
Michael Cola(1)	$115,048
Garry Neil, M.D.(2)	$410,000
H. Jeffrey Wilkins, M.D.(3)	$370,000
Joseph Miller(4)	$381,100

(1) Mr. Cola’s employment with the Company commenced on February 3, 2020. The base salary above assumes he was employed for the entirety of 2020. The base salary pursuant to Mr. Cola’s employment agreement entered into on January 29, 2020 was $450,000. On March 11, 2020, Mr. Cola and the Company entered into an amendment to the employment agreement in which his base salary in cash was reduced from an annual rate of $450,000 to an annual rate of $35,568 (the “Reduction”). In consideration for the Reduction, on a quarterly basis, the Company grants stock options, which vest immediately (the “Salary Options”), for the purchase of a number of shares of the Company’s common stock with a total value (based on the Black-Scholes valuation methodology) based on a pro rata total annual value of $414,432 of the foregone salary.

(2) Mr. Neil’s employment with the Company commenced on February 3, 2020. The base salary above assumes he was employed for the entirety of 2020.

(3) Dr. Wilkins’ employment with the Company commenced on February 4, 2020. The base salary above assumes he was employed for the entirety of 2020.

(4) Mr. Miller's employment with the Company ceased on April 24, 2020. The base salary above assumes he was employed for the entirety of 2020.

Annual Bonus

Our discretionary bonus plan motivates and rewards our Named Executive Officers for achievements relative to our goals and expectations for each fiscal year. Our Named Executive Officers are eligible to receive discretionary annual bonuses calculated as a target percentage of their annual base salaries, based on our Compensation Committee and Board’s assessment of their individual performance and our Company’s results of operations and financial condition. As recommended by the Compensation Committee and approved by the Board, our Named Executive Officers employed with the Company at end of the fiscal year ended December 31, 2020 received a bonus relative to achievement of goals for fiscal year 2020.

Equity-Based Awards

Our equity-based incentive awards are designed to align our interests with those of our employees and consultants, including our Named Executive Officers. Our Compensation Committee is generally responsible for approving equity grants. Vesting of equity awards is generally tied to continuous service with the Company and serves as an additional retention measure. Our executives are typically awarded an initial new hire grant upon commencement of employment. Additional grants may occur periodically in order to specifically incentivize executives.

Our Board adopted, and our stockholders approved, our 2016 Equity Incentive Plan (the “2016 Plan”), which replaced our 2015 Omnibus Incentive Compensation Plan. The 2016 Plan became effective on May 18, 2016. The plan was amended and restated in May 2018 to increase the share reserve by an additional 1.4 million shares. A Second Amended and Restated 2016 Equity Incentive Plan was approved by the Company's stockholders in August 2019, which increased the share reserve by an additional 850,000 shares. A Third Amended and Restated 2016 Equity Incentive Plan (the “2016 Amended Plan”) was approved by the Company's stockholders in June 2020 which increased the share reserve by an additional 2,014,400 shares.

The purpose of our 2016 Amended Plan is to attract and retain employees, non-employee directors and consultants and advisors. Our 2016 Amended Plan authorizes us to make grants to eligible recipients of non-qualified stock options, incentive stock options, restricted stock awards, restricted stock units and stock-based awards.

Other Compensation

Our Named Executive Officers did not participate in, or otherwise receive any benefits under, any pension or deferred compensation plan sponsored by the Company during fiscal year 2020 or fiscal year 2019. We generally do not provide perquisites or personal benefits to our Named Executive Officers.

Role of Compensation Consultant in Executive Compensation

The Compensation Committee utilized Aon Radford to provide independent, objective analysis, advice and information regarding the Company’s executive compensation practices, including the competitiveness of pay levels, executive compensation design, benchmarking with our peers in the industry, and other technical considerations. Our Compensation Committee concluded that Aon Radford was independent under applicable Nasdaq listing standards and the engagement of Aon Radford does not raise any conflict of interest.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON CERTAIN EVENTS

Michael Cola

Mr. Cola entered into an employment agreement with the Company effective February 3, 2020. The offer letter initially provided for an annual base salary of $450,000. Mr. Cola is eligible to receive a discretionary annual bonus as determined by our Board or the Compensation Committee, in its sole discretion, with a target amount of up to seventy percent (70%) of his base salary, and conditioned on Mr. Cola being employed by the Company on the applicable bonus payment date. Such annual discretionary bonus may be paid in the form of cash or equity awards, consistent with bonuses paid to executives of similar grade at similarly situated companies in the biotechnology industry, subject to corporate and individual performance. Mr. Cola is also eligible for a discretionary annual bonus consisting of restricted stock or options at the discretion of the Board or Compensation Committee. The independent directors of the Board approved an inducement option grant to Mr. Cola to purchase 1.2 million shares of the Company’s common stock, which was granted on February 3, 2020. The inducement option grant will vest over four years, with the first 25% of such option vesting on the first anniversary of the Aevi Merger, and the remainder vesting in equal monthly installments thereafter, provided that Mr. Cola remains an employee of the Company as of each such vesting date. Mr. Cola is also eligible to participate in the Company’s other employee benefit plans as in effect from time to time on the same basis as are generally made available to the Company’s other senior executive officers.

On March 11, 2020, Mr. Cola and the Company entered into the Reduction amendment to his employment agreement in which his base salary in cash was reduced from an annual rate of $450,000 to an annual rate of $35,568. In consideration for the Reduction, on a quarterly basis, the Company grants the Salary Options, which vest immediately, for the purchase of a number of shares of the Company’s common stock with a total value (based on the Black-Scholes valuation methodology) based on a pro rata total annual value of $414,432 of the foregone salary. If the employment of Mr. Cola is terminated prior to the end of a calendar quarter, the portion of the Salary Options granted hereunder for such calendar quarter that reflects the percentage of calendar days remaining in such calendar quarter after such employment termination date shall be forfeited and deemed cancelled. Notwithstanding the foregoing, if the Fair Market Value (as defined in Mr. Cola’s employment agreement) of the Company’s common stock is below $2.07 or the grant of the Salary Options is prohibited by the 2016 Amended Plan, applicable law or the rules of any applicable stock exchange or trading market on which the Company’s common stock is listed or trades, then the Salary Options will not be granted, and instead Mr. Cola will be deemed to have selected the Cash Selection (as defined in Mr. Cola’s employment agreement) for such calendar quarter. The remainder of Mr. Cola’s employment agreement remains in full force and effect, in accordance with its terms. The Board subsequently approved an increase to Mr. Cola’s annual base salary, such that his annual base salary is currently $500,000.

Mr. Cola’s employment agreement prohibits the disclosure or use of any proprietary or confidential information obtained by him as a result of his employment with the Company. Mr. Cola is obligated not to compete with the Company during his employment and for a period of one year following his termination of employment with the Company. In addition, his employment agreement contains restrictions related to the solicitation of, and interference with, customers, vendors, and employees of the Company for a period of one year following termination of employment.

Payments Upon Termination or Change in Control

If Mr. Cola’s employment is terminated by the Company without “cause” or by Mr. Cola for “good reason” (each as defined in his employment agreement), in each case subject to Mr. Cola entering into and not revoking a separation agreement in a form acceptable to the Company, Mr. Cola his eligible to receive: (i) accrued benefits under his employment agreement; (ii) continued payment of his base salary for 18 consecutive months (subject to compliance with obligations set forth in his employment agreement); (iii) 100% of his annual bonus earned in the year in which the termination occurs, payable when such annual bonuses are paid to the Company’s other executive employees; (iv) full vesting of options awarded by the Company which shall be exercisable for six (6) months following such termination; and (v) if he timely elects and remains eligible for continued coverage under COBRA, the COBRA premiums necessary to continue the health insurance coverage in effect for Mr. Cola and his covered dependents prior to the date of termination, until the earliest of (x) the first anniversary of his termination, (y) expiration of his continuation coverage under COBRA, or (z) the date when he is eligible for substantially equivalent health insurance.

If a termination without cause occurs within six months of a change in control (as defined in his employment agreement), then the amounts payable to Mr. Cola pursuant to clauses (i)-(iii) above are payable at the later of the closing of the change in control or the termination of his employment. If Mr. Cola’s termination is by reason of death or disability, Mr. Cola is eligible to receive: (i) accrued benefits under his employment agreement; (ii) a prorated annual bonus earned in respect of the year in which the termination occurs, payable when such annual bonuses are paid to other executive employees of the Company; (iii) full vesting of options awarded by the Company, which shall be exercisable for six (6) months following such termination; and (iv) continued payment of his base salary for 6 months.

Garry Neil, M.D.

General

Dr. Neil entered into an employment agreement with the Company effective February 3, 2020. The offer letter initially provided for an annual base salary of $410,000. Dr. Neil is eligible to receive a discretionary annual bonus as determined by our Board or the Compensation Committee, in its sole discretion, with a target amount of up to sixty percent (60%) of his base salary, and conditioned on Dr. Neil being employed by the Company on the applicable bonus payment date. Such annual discretionary bonus may be paid in the form of cash or equity awards, consistent with bonuses paid to executives of similar grade at similarly situated companies in the biotechnology industry, subject to corporate and individual performance. Dr. Neil is also eligible for a discretionary annual bonus consisting of restricted stock or options at the discretion of the Board or Compensation Committee. The independent directors of the Board approved an inducement option grant to Dr. Neil to purchase 800,000 shares of common stock, which was granted on February 3, 2020. The inducement option grant will vest over four years, with the first 25% of such option vesting on the first anniversary of the Aevi Merger, and the remainder vesting in equal monthly installments, provided that Dr. Neil remains an employee of the Company as of each such vesting date. Dr. Neil is also eligible to participate in the Company’s other employee benefit plans as in effect from time to time on the same basis as are generally made available to the Company’s other senior executives. The Board subsequently approved an increase to Dr. Neil’s annual base salary, such that his annual base salary is currently $423,000.

Dr. Neil’s employment agreement prohibits the disclosure or use of any proprietary or confidential information obtained by him as a result of his employment with the Company. Dr. Neil is obligated not to compete with the Company during his employment and for a period of one year following his termination of employment with the Company. In addition, his employment agreement contains restrictions related to the solicitation of, and interference with, customers, vendors and employees of the Company for a period of one year following termination of employment.

Payments Upon Termination or Change in Control

If Dr. Neil’s employment is terminated by the Company without “cause” or by Dr. Neil for “good reason” (each as defined in his employment agreement), in each case subject to Dr. Neil entering into and not revoking a separation agreement in a form acceptable to the Company, Dr. Neil will be eligible to receive: (i) accrued benefits under his employment agreement; (ii) continued payment of his base salary for 18 consecutive months (subject to compliance with obligations set forth in his employment agreement),; (iii) 100% of his annual bonus earned in the year in which the termination occurs, payable when such annual bonuses are paid to the Company’s other executive employees; (iv) full vesting of options awarded by the Company which shall be exercisable for six (6) months following such termination; and (v) if he timely elects and remains eligible for continued coverage under COBRA, the COBRA premiums necessary to continue the health insurance coverage in effect for Dr. Neil and his covered dependents prior to the date of termination, until the earliest of (x) the first anniversary of his termination, (y) expiration of the executive’s continuation coverage under COBRA, or (z) the date when the he is eligible for substantially equivalent health insurance.

If a termination without cause occurs within six months of a change in control (as defined in his employment agreement), then the amounts payable to Dr. Neil pursuant to clauses (i)-(iii) above are payable at the later of the closing of the change in control or the termination of the his employment. If Dr. Neil’s termination is by reason of death or disability, Dr. Neil is eligible to receive: (i) accrued benefits under his employment agreement; (ii) a prorated annual bonus earned in respect of the year in which the termination occurs, payable when such annual bonuses are paid to other executive employees of the Company; (iii) full vesting of options awarded by the Company, which shall be exercisable for six (6) months following such termination; and (iv) continued payment of his base salary for 6 months.

Joseph Miller

General

Mr. Miller entered into an offer letter with the Company effective July 12, 2018. The offer letter initially provided for an annual base salary of $320,000. The Board subsequently approved increases to Mr. Miller’s annual base salary, such that his annual base salary was $370,000 effective April 1, 2020. Mr. Miller was eligible to receive a discretionary annual bonus of up to forty percent (40%) of his base salary as determined by our Board or the Compensation Committee, in its sole discretion, provided that Mr. Miller is employed by the Company on the applicable bonus payment date. Such annual discretionary bonus could be paid in the form of cash or equity awards, consistent with bonuses paid to executives at similar grade of similarly situated companies in the biotechnology industry, subject to corporate and individual performance.

Mr. Miller’s employment agreement prohibits the disclosure or use of any proprietary or confidential information obtained by him as a result of his employment with the Company. Mr. Miller was also obligated not to compete with the Company during his employment and for a period of six months following his termination of employment with the

Company. In addition, his employment agreement contained restrictions related to the solicitation of, and interference with, customers, vendors and employees of the Company for a period of one year following termination of employment.

Mr. Miller served as the Company’s principal executive officer effective April 10, 2019 and continued to serve in this role until February 3, 2020. Effective April 24, 2020, Mr. Miller resigned his employment with the Company as our Chief Financial Officer of the Company. Mr. Miller was serving as the Company’s principal financial and accounting officer. Mr. Miller’s resignation was not related to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Upon his resignation, Mr. Miller was appointed to serve on the Board until the 2020 Annual Meeting of Stockholders and was subsequently re-elected to serve until the 2021 Annual Meeting of Stockholders or until his successor is duly elected and qualified.

Payments Upon Termination or Change in Control

Pursuant to the terms of Mr. Miller’s employment agreement, Mr. Miller was not entitled to severance upon his resignation on April 24, 2020 since his resignation was voluntary and without “good reason” (as defined in Mr. Miller’s employment agreement).

H. Jeffrey Wilkins

General

Dr. Wilkins entered into an offer letter with the Company effective February 4, 2020. The offer letter initially provided for an annual base salary of $370,000. Dr. Wilkins is eligible to receive a discretionary annual bonus as determined by our Board or the Compensation Committee, in its sole discretion, with a target amount of up to forty percent (40%) of his base salary, and conditioned on Dr. Wilkins being employed by the Company on the applicable bonus payment date. Such annual discretionary bonus may be paid in the form of cash or equity awards, consistent with bonuses paid to executives of similar grade at similarly situated companies in the biotechnology industry, subject to corporate and individual performance. Dr. Wilkins is also eligible for a discretionary annual bonus consisting of restricted stock or options at the discretion of the Board or Compensation Committee. The independent directors of the Board approved an inducement option grant to Dr. Wilkins to purchase 375,000 shares of common stock, which was granted on February 4, 2020. The inducement option grant will vest over four years, with the first 25% of such option vesting on February 4, 2021, and the remainder vesting in equal monthly installments thereafter, provided that Dr. Wilkins remains an employee of the Company as of each such vesting date. Dr. Wilkins is also eligible to participate in the Company’s other employee benefit plans as in effect from time to time on the same basis as are generally made available to the Company’s other senior executives. The Board subsequently approved increases to Mr. Wilkins’ annual base salary, such that his annual base salary is currently $425,000.

In connection with his offer letter, Dr. Wilkins executed a confidentiality, assignment of inventions and non-solicitation agreement (the “Confidentiality Agreement”) with the Company. The Confidentiality Agreement prohibits the disclosure or use of any proprietary or confidential information obtained by Dr. Wilkins as a result of his employment with the Company. The Confidentiality Agreement also contains restrictions related to the solicitation of, and interference with, customers and employees of the Company for a period of one year following termination of employment.

Pursuant to the terms of Dr. Wilkins’ offer letter, Dr. Wilkins’ employment with the Company is “at-will” and may be terminated at any time and for any reason, with or without cause, by the Company or Dr. Wilkins.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows for the fiscal year ended December 31, 2020, certain information regarding outstanding equity awards at fiscal year-end for each of the Named Executive Officers.

Name	Grant Date	Unexercised Options Exercisable (#)	Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Unvested Restricted Stock Units (#)
Michael Cola	2/3/2020	—	1,200,000	(1)	$3.98	2/3/2030
	6/18/2020	84,322	—	(2)	$2.51	6/18/2030
	7/1/2020	64,683	—	(2)	$2.56	7/1/2030
	10/1/2020	76,674	—	(2)	$2.24	10/1/2030

Garry Neil, M.D.	2/3/2020	—	800,000	(1)	$3.98	2/3/2030

H. Jeffrey Wilkins, M.D.	2/4/2020	—	375,000	(1)	$4.09	2/4/2030

Joseph Miller	7/12/2018	63,437	41,563	(3)	$4.50	7/11/2028
	7/12/2018						22,500	(6)
	4/1/2019	72,917	102,083	(3)	$6.22	4/1/2029
	6/18/2020	—	25,000	(4)	$2.51	6/18/2030
	6/30/2020	4,005	—	(5)	$2.60	6/30/2030
	9/30/2020	6,374	—	(5)	$2.28	9/30/2030
	12/31/2020	5,472	—	(5)	$2.64	12/31/2030

(1) One-fourth of the shares underlying the options shall vest and become exercisable on the first anniversary of the grant date, and the remaining three-fourths vest in equal monthly installments over the following 36 months, subject to the respective grantee providing continuous services to the Company.

(2) Such options vested in full on the grant date. Such options relate to the Salary Options granted to Mr. Cola in lieu of his foregone cash salary pursuant to the amendment to the employment agreement Mr. Cola and the Company entered into in March 2021. As part of such amendment (described in detail in the “Employment Arrangements and Potential Payments Upon Certain Events” section above), Mr. Cola’s salary in cash was reduced from an annual rate of $450,000 to an annual rate of $35,568. In consideration for such reduction, on a quarterly basis, the Company grants stock options, which vest immediately, for the purchase of a number of shares of the Company’s common stock with a total value (based on the Black-Scholes valuation methodology) based on a pro rata total annual value of the foregone cash salary.

(3) Such options were granted to Mr. Miller in his capacity as an executive of the Company and were set to vest according to the following schedule: one-fourth of the shares underlying the option shall vest and become exercisable on the first anniversary of the grant date, and the remaining three-fourths vest in equal monthly installments over the following 36 months, subject to Mr. Miller providing continuous service to the Company. Effective April 24, 2020, Mr. Miller resigned in his capacity as an executive of the Company. Simultaneously with his resignation, Mr. Miller was appointed to serve on the Board. The Company and Mr. Miller entered into a letter agreement in April 2020 pursuant to which the stock options and restricted stock units granted to him in 2018 and 2019 will continue to vest based on each award’s initial vesting schedule, subject to Mr. Miller’s continuous service on the Board.

(4) Such stock options were granted to Mr. Miller in his capacity as a non-employee Board member pursuant to the Company’s non-employee director compensation policy. These options represent the annual grant of options to purchase 25,000 shares of our common stock and will vest in full on the one-year anniversary of the grant date, subject to continued service from the date of grant until the vesting date.

(5) Such stock options were granted to Mr. Miller in his capacity as a non-employee Board member pursuant to the Company’s non-employee director compensation policy. These options represent his annual cash compensation (that is paid on a quarterly basis), which Mr. Miller elected to receive in the form of stock options pursuant to the Company’s non-employee director compensation policy. Such options vested in full on the grant date.

(6) Mr. Miller was granted 45,000 restricted stock units in his capacity as an executive of the Company that were set to vest in four equal installments on June 8, 2019, 2020, 2021 and 2022, subject to Mr. Miller providing continuous service to the Company. Effective April 24, 2020, Mr. Miller resigned in his capacity as an executive of the Company. Simultaneously with his resignation, Mr. Miller was appointed to serve on the Board. The Company and Mr. Miller entered into a letter agreement in April 2020 pursuant to which the restricted stock units granted to him will continue to vest based on each award’s initial vesting schedule, subject to Mr. Miller’s continuous service on the Board. As of December 31, 2020, 22,500 shares were vested (and held by Mr. Miller) and 22,500 shares were unvested.

TRANSACTIONS WITH RELATED PERSONS

RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES
In 2015, in connection with our initial public offering, our Board adopted a written related person transaction policy to set forth policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Company is, was or will be a participant, and the amount involved exceeds $120,000 with one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a “related person.”

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Audit Committee. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•the interests, direct or indirect, of any related person in the transaction;
•the purpose of the transaction;
•the proposed aggregate value of such transaction, or, in the case of indebtedness, that amount of principal that would be involved;
•the risks, costs and benefits to the Company;
•the availability of other sources of comparable products or services;
•management’s recommendation with respect to the proposed related person transaction;
•the terms of the transaction;
•the availability of other sources for comparable services or products; and
•the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

Our Audit Committee will approve only those related person transactions that, in light of known circumstances, are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•transactions involving compensation for services provided to the Company as an employee, consultant or director; and
•a transaction, arrangement or relationship in which a related person’s participation is solely due to the related person’s position as a director of an entity that is participating in such transaction, arrangement or relationship.

CERTAIN RELATED PERSON TRANSACTIONS

The following sets forth all transactions since January 1, 2019 to which the Company has been or is a participant, including currently proposed transactions, in which the amount involved in the transaction exceeds $120,000 and in which any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock, or any immediate family member of, or person sharing the household with any of these individuals, had or has a direct or indirect material interest.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and certain of our executive officers. These agreements require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Employment Agreements

We have entered into employment agreements with our current and former executive officers. For more information regarding these agreements, please see “Executive Compensation – Narrative to Summary Compensation Table – Employment Arrangements and Potential Payments Upon Certain Events” above.

Stock Option Grants to Executive Officers and Directors

We have granted stock options to our named executive officers and directors as more fully described in “Executive Compensation” and “Director Compensation” above.

Financings with Related Party Participation

Q1 2021 Financing

In January 2021, the Company closed an underwritten public offering of 13,971,889 shares of its common stock and 1,676,923 pre-funded warrants for net proceeds of approximately $37.6 million. Armistice, which is a significant stockholder of the Company and whose chief investment officer, Steven Boyd, currently serves on the Board, participated in the offering by purchasing 2,500,000 shares of common stock, on the same terms as all other investors. In addition, certain affiliates of Nantahala Capital Management LLC (collectively, “Nantahala”), which beneficially owned greater than 5% of the Company’s outstanding common stock at the time of the offering and, therefore, were considered a related party pursuant to the Company’s written related person transaction policy, purchased the pre-funded warrants. Nantahala participated in this offering by purchasing 1,400,000 shares of common stock, on the same terms as all other investors. Additionally, as part of this offering, the Company sold pre-funded warrants to Nantahala to purchase 1,676,923 shares of the Company’s common stock (the “Pre-Funded Warrants”) at a public offering price of $2.599 per Pre-Funded Warrant. The Pre-Funded Warrants have an initial exercise price of $0.001 per share and are exercisable at any time after their original issuance at the option of each holder, in such holder’s discretion.

Q2 2020 Financing

On June 11, 2020, the Company closed an underwritten public offering of 15,180,000 shares of its common stock for net proceeds of approximately $35.4 million. Armistice participated in the offering by purchasing 2,000,000 shares of common stock on the same terms as all other investors. Additionally, certain of the Company’s officers participated in the offering by purchasing an aggregate of 110,000 shares of common stock, on the same terms as all other investors.

Q1 2020 Financings

On March 17, 2020, the Company entered into a securities purchase agreement with Armistice pursuant to which the Company sold 1,951,219 shares of its common stock for net proceeds of approximately $3.9 million.

On February 6, 2020, the Company closed a registered direct offering with certain institutional investors for the sale by the Company of 1,306,282 shares of its common stock for net proceeds of approximately $5.1 million. Armistice participated in the offering by purchasing 1,256,282 shares of common stock from the Company.

Q3 2019 Armistice Private Placement

On September 4, 2019, the Company entered into a securities purchase agreement with Armistice, pursuant to which the Company sold 1,200,000 shares of its common stock for net proceeds of approximately $3.7 million.

Q1 2019 Common Stock Offering

On March 8, 2019, the Company closed on an underwritten public offering of common stock for 1,818,182 shares of common stock of the Company for net proceeds of approximately $9.0 million. Armistice participated in the offering by purchasing 363,637 shares of common stock of the Company from the underwriter at the public price.

CERC-006 Royalty Agreement with Certain Related Parties

Effective upon the consummation of the Aevi Merger, the Company entered into employment agreements with Aevi’s Chief Executive Officer, Michael Cola, to serve as the Company’s Chief Executive Officer and with Aevi’s Chief Scientific Officer, Dr. Garry Neil, to serve as the Company’s Chief Medical Officer (shortly thereafter promoted to Chief Scientific Officer).

Prior to the Company entering into the merger agreement with Aevi, in July 2019, Aevi entered into a royalty agreement with certain investors, including Mr. Cola, its then Chief Executive Officer, and an entity on behalf of Dr. Neil, its then Chief Scientific Officer, in exchange for a one-time aggregate payment of $2 million (the “Royalty Agreement”), which was approved by a majority of the independent members of the board of directors and the audit committee of Aevi. The Company assumed this Royalty Agreement upon closing of the Aevi Merger. Under the terms of such Royalty Agreement, the investors will be entitled to an aggregate amount equal to a low-single digit percentage of the aggregate net sales of Astellas’s second generation mTORC1/2 inhibitor, CERC-006. At any time beginning three years after the date of the first public launch of CERC-006, we may exercise, at our sole discretion, a buyout option that terminates any further obligations under the Royalty Agreement in exchange for a payment to such investors of an aggregate of 75% of the net present value of the royalty payments.

Millipred License and Supply Agreement

The Company has a license and supply agreement (the “License and Supply Agreement”) for Millipred with Watson Laboratories, Inc., which is now part of Teva Pharmaceutical Industries Ltd. (“Teva”). Pursuant to the License and Supply Agreement, the Company is required to make license payments of $75,000 in February and August of each year through April 2021 and purchases inventory on an ad-hoc basis. Dr. Sol Barer is the Chairman of the Board and he also serves as the Chairman of Teva's board of directors.

In the fourth quarter of 2020, the parties entered into an amendment (the “Amended License and Supply Agreement”), which extends the agreement for a period of thirty months from April 1, 2021 through September 30, 2023. In lieu of the previous license payments, beginning April 1, 2021, the Company will pay Teva 50% of the net profit of the Millipred product following each calendar quarter, subject to a $0.5 million quarterly minimum payment.

Lachlan Pharmaceuticals Settlement

In November 2017, Cerecor acquired TRx Pharmaceuticals, LLC (“TRx”) and its wholly-owned subsidiaries, including Zylera Pharmaceuticals, LLC, and its franchise of commercial medications (the “TRx Acquisition”). TRx was owned by Fremantle LLC (“Fremantle”) and LRS International, LLC (“LRS”, and collectively, the “former TRx owners”). Zylera, entered into an agreement with Lachlan Pharmaceuticals, an Irish company controlled by the previous owners of TRx (“Lachlan”), effective December 18, 2015 (the “Lachlan Agreement”). Pursuant to the

Lachlan Agreement, Lachlan named Zylera as its exclusive distributor of Ulesfia in the United States and agreed to supply Ulesfia to Zylera exclusively for marketing and sale in the United States.

A portion of the consideration for TRx Acquisition included shares of Cerecor common stock. The TRx Acquisition also involved the potential for future payment of consideration that is contingent upon the achievement of operational and commercial milestones. The Company would have been required to pay $3.0 million to the TRx Sellers if the gross profit related to TRx products equaled or exceeded $12.6 million in 2018. The Company did not achieve this contingent event in 2018 and therefore no value was assigned to the contingent payout. Additionally, pursuant to the TRx Purchase Agreement, the Company was required to pay the following: (1) $2.0 million upon the transfer of the Ulesfia NDA to the Company (the “NDA Transfer Milestone”), and (2) $2.0 million upon FDA approval of a new dosage of Ulesfia (the “FDA Approval Milestone”).

On May 22, 2019, the Company, Lachlan, the owners of Lachlan and Concordia Pharmaceuticals Inc., Sarl (“Concordia”), which is the unrelated third party from which Lachlan obtained rights to distribute Ulesfia, entered into a settlement agreement and related side letter and terminated the Lachlan Agreement (the settlement agreement and related side letter collectively the “Settlement”). At the time of this Settlement, the former TRx owners beneficially owned more than 10% of Cerecor’s outstanding stock. As a result, the Settlement released the Company from the potential contingent payments related to the NDA Transfer Milestone and FDA Approval Milestone.

Aytu Divestiture and Deerfield Guarantee

On October 10, 2019, the Company entered into the Aytu Purchase Agreement to sell the Company’s rights, titles and interest in, assets relating to certain commercialized products, as well as the corresponding commercial infrastructure consisting of the right to offer employment to Cerecor’s sales force and the assignment of supporting commercial contracts (the “Aytu Divestiture”). The Aytu Divestiture closed on November 1, 2019. Aytu paid consideration of $4.5 million in cash and approximately 9.8 million shares of Aytu convertible preferred stock, and assumed certain of the Company’s liabilities, including the Company’s payment obligations payable to Deerfield CSF, LLC (“Deerfield”) of $15.1 million and certain other liabilities of $11.0 million primarily related to contingent consideration, Medicaid rebates and sales returns. The Company recognized a gain of $8.0 million upon the closing of the Aytu Divestiture for the year ended December 31, 2019. In addition, Aytu assumed future contractual obligations under existing license agreements associated with the Pediatric Portfolio. Armistice is a significant stockholder of the Company and Armistice's Chief Investment Officer, Steve Boyd, serves on each company's board of directors.

On November 1, 2019, in conjunction with the closing of the Aytu Divestiture, the Company entered into a guarantee in favor of Deerfield, which guarantees the payment of the assumed liabilities to Deerfield, which includes both the debt obligation and the contingent consideration related to future potential royalties on Avadel Pharmaceuticals PLC’s (“Avadel”) pediatric products (the “Deerfield Guarantee”). Additionally, on November 1, 2019, the Company entered into a contribution agreement with Armistice and Avadel that governs contribution rights and obligations of the Company, Armistice and Avadel with respect to amounts that are paid by Armistice and Avadel to Deerfield under certain guarantees made by Armistice and Avadel to Deerfield.

Aytu publicly reported that it had paid the $15.0 million balloon payment to Deerfield before it came due in June 2020, thus satisfying that portion of the debt obligation assumed as part of the divestiture. The remaining minimum commitments payable related to the future potential royalties on Avadel’s pediatric products was $7.3 million as of June 30, 2020 (as most recently publicly reported by Aytu).

CERC-611 License Assignment

In August 2019, the Company entered into an assignment of license agreement (the “Assignment Agreement”) with ES Therapeutics, LLC (“ES Therapeutics”), a wholly-owned subsidiary of Armistice, a significant stockholder of the Company. Pursuant to the Assignment Agreement, the Company assigned and transferred its rights, title, interest, and obligations with respect to CERC-611 to ES Therapeutics. The Company initially licensed the compound from Eli Lilly and Company (“Lilly”) in September 2016. Under the Assignment Agreement, Armistice

paid the Company an upfront payment of $0.1 million. The Assignment Agreement also provides for: (a) a $7.5 million milestone payment to the Company upon cumulative net sales of licensed products reaching $750.0 million; and (b) a $12.5 million milestone payment to the Company upon cumulative net sales of licensed products reaching $1.3 billion. The Assignment Agreement also releases the Company of obligations related to CERC-611, including the $1.3 million contingent payment to Lilly upon the first subject dosage of CERC-611 in a multiple ascending dose study and from additional potential future payments due to Lilly upon achievement of certain development and commercialization milestones.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Except as otherwise indicated, the following table sets forth information regarding the ownership of the Company’s common stock as of April 22, 2021 by: (i) each director and nominee for director; (ii) each of our Named Executive Officers; (iii) all executive officers and directors of the Company as a group; and (iv) all other parties known by the Company to be beneficial owners of more than five percent of its common stock.

Applicable percentage ownership is based on 95,457,198 shares of our common stock outstanding as of April 22, 2021, unless otherwise noted below, together with applicable options for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on voting and investment power with respect to shares. Common stock subject to options currently exercisable, or exercisable within 60 days after April 22, 2021, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o Cerecor Inc., 540 Gaither Road, Suite 400, Rockville, Maryland 20850.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders:
Armistice Capital Master Fund Ltd. (2)	42,920,000	43.2%
Nantahala Capital Management LLC (3)	7,910,239	8.1%

Directors and Named Executive Officers:
Sol Barer, Ph.D. (4)	1,204,166	1.2%
Steven Boyd (2)	43,332,442	43.6%
Suzanne Bruhn, Ph.D. (5)	56,548	*
Michael Cola (6)	866,223	*
Phil Gutry (7)	177,739	*
Gilla Kaplan, Ph.D. (8)	14,866	*
Joseph Miller (9)	247,102	*
Garry Neil, M.D. (10)	344,347	*
Magnus Persson, M.D., Ph.D. (11)	225,412	*
H. Jeffrey Wilkins, M.D. (12)	151,090	*

All current executive officers and directors as a group	46,992,098	45.7%

*Less than one percent.

(1) This table is based upon information supplied by our executive officers, directors and principal stockholders and the Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.
(2) Based on a Form 4 filed with the SEC on April 19, 2021 by Armistice Capital LLC (“Armistice”). Consists of (i) 38,920,000 shares of common stock and (ii) 4,000,000 shares of common stock issuable upon the exercise of outstanding warrants within 60 days after April 22, 2021, all held directly by Armistice Capital Master Fund, Ltd. (“Armistice Master”) and may be deemed to be indirectly beneficially owned by Armistice, as the investment manager of Armistice Master. Steven J. Boyd is the managing member of Armistice and a director of Armistice Master and may be deemed to have voting and investment power with respect to the securities held by Armistice. Mr. Boyd serves on our Board of Directors and holds 412,442 shares of common stock that he has sole dispositive and voting power over. Armistice's and Mr. Boyd's address is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.
(3) Consists of (i) 6,233,316 shares of common stock based on a Schedule 13G filed with the SEC on February 16, 2021 by Nantahala Capital Management, LLC, Wilmot B. Harkey and Daniel Mack (collectively, “Nantahala”) reporting beneficial ownership as of December 31, 2020 and (ii) Pre-Funded Warrants to purchase 1,676,923 shares of common stock at an initial exercise price of $0.001 per share that are exercisable at any time after their original issuance at the option of each holder, in such holder’s discretion. The Pre-Funded Warrants were purchased by certain affiliates of Nantahala Capital Management LLC in the Company’s underwritten public offering that closed in January 2021. Messrs. Harkey and Mack are Managing Members of Nantahala Capital Management LLC. Nantahala’s address is c/o Nantahala Capital Management, LLC, 130 Main St. 2nd Floor, New Canaan, CT 06840.
(4) Consists of 1,204,166 shares issuable to Dr. Barer upon the exercise of options currently exercisable or exercisable within 60 days after April 22, 2021.
(5) Consists of 56,548 shares issuable to Dr. Bruhn upon the exercise of options currently exercisable or exercisable within 60 days after April 22, 2021.
(6) Consists of (i) 175,746 shares of common stock held by Mr. Cola and (ii) 690,477 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days after April 22, 2021.
(7) Consists of 177,739 shares issuable to Mr. Gutry upon the exercise of options currently exercisable or exercisable within 60 days after April 22, 2021.
(8) Consists of 14,866 shares issuable to Dr. Kaplan upon the exercise of options currently exercisable or exercisable within 60 days after April 22, 2021.
(9) Consists of (i) 18,082 shares of common stock held by Mr. Miller, (ii) 217,770 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days after April 22, 2021 and (iii) 11,250 shares issuable upon the vesting of restricted stock units within 60 days after April 22, 2021.
(10) Consists of (i) 77,680 shares of common stock held by Dr. Neil and (ii) 266,667 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days after April 22, 2021.
(11) Consists of 225,412 shares issuable to Dr. Persson upon the exercise of options currently exercisable or exercisable within 60 days after April 22, 2021.
(12) Consists of (i) 26,090 shares of common stock held by Dr. Wilkins and (ii) 125,000 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days after April 22, 2021.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2020, all officers, directors and greater than ten percent beneficial owners were in compliance with applicable Section 16(a) filing requirements, except that each of Mr. Miller and Dr. Pericles Calias filed one late Form 4 reporting the withholding of stock to satisfy tax withholding obligations upon vesting of restricted stock units.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Cerecor stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Cerecor. Direct your written request to Corporate Secretary, Cerecor Inc., 540 Gaither Road, Suite 400, Rockville, Maryland 20850 or contact our Investor Relations department at 410-522-6200 or by email at sgreenway@cerecor.com. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,
/s/ Michael F. Cola
Michael F. Cola
Chief Executive Officer

April 27, 2021

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2020 is available without charge upon written request to: Corporate Secretary, Cerecor Inc., 540 Gaither Road, Suite 400, Rockville, Maryland 20850.

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CERC2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D53113-P57221 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CERECOR INC.

The Board of Directors recommends you vote FOR the following:

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Sol Barer, Ph.D.
02) Steven Boyd
03) Suzanne Bruhn, Ph.D.
04) Michael Cola
05) Phil Gutry
06) Gilla Kaplan, Ph.D.
07) Joseph Miller
08) Magnus Persson, M.D., Ph.D.

The Board of Directors recommends you vote FOR the following proposal:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D53114-P57221

CERECOR INC.
Annual Meeting of Stockholders
June 15, 2021 9:30 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Schond L. Greenway and Chris Sullivan, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CERECOR INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 a.m. Eastern Time on June 15, 2021, virtually at www.virtualshareholdermeeting.com/CERC2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side